Exhibit 99.1

SECURITY BANK CORPORATION AND SUBSIDIARIES

MACON, GEORGIA

CONSOLIDATED FINANCIAL STATEMENTS AS OF

DECEMBER 31, 2003 AND 2002 AND

REPORT OF INDEPENDENT ACCOUNTANTS

SECURITY BANK CORPORATION AND SUBSIDIARIES

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP

CERTIFIED PUBLIC ACCOUNTANTS

RALPH S. McLEMORE, SR., CPA (1963-1977)
SIDNEY B. McNAIR, CPA (1954-1992)

SIDNEY E. MIDDLEBROOKS, CPA, PC	RICHARD A. WHITTEN, JR., CPA
RAY C. PEARSON, CPA	ELIZABETH WARE HARDIN, CPA
J. RANDOLPH NICHOLS, CPA	CAROLINE E. GRIFFIN, CPA
WILLIAM H. EPPS, JR., CPA	RONNIE K. GILBERT, CPA
RAYMOND A. PIPPIN, JR., CPA	RON C. DOUTHIT, CPA
JERRY A. WOLFE, CPA	CHESLEY P. CAWTHON, JR., CPA
W. E. BARFIELD, JR., CPA	CHARLES A. FLETCHER, CPA
HOWARD S. HOLLEMAN, CPA	MARJORIE HUCKABEE CARTER, CPA
F. GAY McMICHAEL, CPA	BRYAN A. ISGETT, CPA

January 23, 2004

REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders

Security Bank Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of Security Bank Corporation and Subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Security Bank Corporation and Subsidiaries as of December 31, 2003 and 2002 and the results of operations and cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

389 Mulberry Street      Post Office Box One      Macon, GA 31202

Telephone (478) 746-6277 $ Facsimile (478) 743-6858

www.mmmcpa.com

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

	2003	2002
ASSETS
Cash and Balances Due from Depository Institutions	$39,407,710	$29,940,273

Interest-Bearing Deposits	531,628	355,402

Federal Funds Sold	10,487,000	3,327,000

Investment Securities
Available for Sale, At Fair Value	97,527,433	36,195,073
Held to Maturity, At Cost (Fair Value of $1,465,397 and $14,200,060 in 2003 and 2002, Respectively)	1,392,111	14,095,897

	98,919,544	50,290,970

Federal Home Loan Bank Stock, at Cost	3,935,300	3,613,700

Loans Held for Sale	11,448,370	35,954,615

Loans	698,453,785	438,866,927
Allowance for Loan Losses	(9,407,421)	(5,479,508)
Unearned Interest and Fees	(771,305)	(421,013)

	688,275,059	432,966,406

Premises and Equipment	17,113,197	13,110,189

Other Real Estate (Net of Allowance of $0 and $713,131 in 2003 and 2002, Respectively)	4,006,321	1,903,135

Goodwill	24,874,747	1,899,774

Core Deposit Intangible (Net Amortization of $99,844 in 2003)	755,965	—

Other Assets	11,514,294	7,958,016

Total Assets	$911,269,135	$581,319,480

The accompanying notes are an integral part of these balance sheets.

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

	2003	2002
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-Bearing	$107,534,029	$75,100,961
Interest-Bearing	635,766,627	365,493,875

	743,300,656	440,594,836

Borrowed Money
Federal Funds Purchased and Securities Sold Under Agreement to Repurchase	8,349,952	11,978,200
Demand Notes to U.S. Treasury	—	1,274,176
Subordinated Debentures	18,557,000	18,557,000
Other Borrowed Money	59,078,505	64,500,406

	85,985,457	96,309,782

Other Liabilities	6,174,294	4,866,639

Stockholders’ Equity
Common Stock, Par Value $1 per Share; Authorized 10,000,000 Shares, Issued 5,033,299 and 3,398,317 Shares as of December 31, 2003 and 2002, Respectively	5,033,299	3,398,317
Paid-In Capital	41,579,766	13,352,595
Retained Earnings	28,709,673	21,909,432
Restricted Stock – Unearned Compensation	(104,037)	—
Accumulated Other Comprehensive Income, Net of Tax	886,864	887,879

	76,105,565	39,548,223
Treasury Stock (8,999 Shares in 2003), at Cost	(296,837)	—

	75,808,728	39,548,223

Total Liabilities and Stockholders’ Equity	$911,269,135	$581,319,480

The accompanying notes are an integral part of these balance sheets.

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31

	2003	2002	2001
Interest Income
Loans, Including Fees	$39,938,820	$30,542,850	$30,854,495
Federal Funds Sold	62,621	86,096	143,714
Deposits with Other Banks	9,767	15,062	28,191
Investment Securities
U. S. Treasury	78,845	120,852	112,134
U. S. Government Agencies	2,032,397	1,550,635	1,893,972
State, County and Municipal	586,218	409,268	383,857
Other Investments	186,020	195,196	192,240

	42,894,688	32,919,959	33,608,603

Interest Expense
Deposits	10,319,415	9,840,396	13,769,985
Federal Funds Purchased	104,731	73,083	172,545
Demand Notes Issued to the U.S. Treasury	3,662	7,190	18,787
Other Borrowed Money	2,484,479	2,189,054	2,625,052

	12,912,287	12,109,723	16,586,369

Net Interest Income	29,982,401	20,810,236	17,022,234
Provision for Loan Losses	2,859,143	2,603,133	1,911,929

Net Interest Income After Provision for Loan Losses	27,123,258	18,207,103	15,110,305

Noninterest Income
Service Charges on Deposits	5,041,611	3,405,889	2,595,303
Other Service Charges, Commissions and Fees	1,524,321	971,273	973,676
Mortgage Banking Income	10,621,882	8,587,702	7,449,023
Securities Gains	55,484	135,802	100,596
Other	59,976	44,628	27,990

	17,303,274	13,145,294	11,146,588

Noninterest Expenses
Salaries and Employee Benefits	18,145,968	13,603,708	11,983,529
Occupancy and Equipment	2,915,892	2,537,718	2,422,449
Loss (Gain) on Sale of Premises and Equipment	852	(4,750)	26,018
Office Supplies and Printing	714,014	537,648	403,226
Telephone	584,302	600,575	555,554
Loss on Foreclosed Property	538,956	615,496	168,044
Other	7,940,731	5,131,189	3,837,941

	30,840,715	23,021,584	19,396,761

Income Before Income Taxes	13,585,817	8,330,813	6,860,132
Income Taxes	4,938,447	3,065,059	2,517,964

Net Income	$8,647,370	$5,265,754	$4,342,168

Basic Earnings Per Share	$1.98	$1.55	$1.29

Diluted Earnings Per Share	$1.92	$1.52	$1.29

The accompanying notes are an integral part of these statements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31

	2003	2002	2001
Net Income	$8,647,370	$5,265,754	$4,342,168

Other Comprehensive Income, Net of Tax
Gains on Securities Arising During the Year	35,604	371,829	457,645
Reclassification Adjustment	(36,619)	(89,629)	(47,464)

Unrealized Gains (Losses) on Securities	(1,015)	282,200	410,181

Comprehensive Income	$8,646,355	$5,547,954	$4,752,349

The accompanying notes are an integral part of these statements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	Shares	Common Stock	Paid-In Capital	Retained Earnings	Restricted Stock- Unearned Compensation	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance, December 31, 2000	3,372,969	$3,372,969	$12,967,398	$14,534,798		$195,498		$31,070,663

Unrealized Gain on Securities Available for Sale, Net of Tax of $211,305						410,181		410,181
Cash Dividends				(1,045,620)				(1,045,620)
Net Income				4,342,168				4,342,168

Balance, December 31, 2001	3,372,969	3,372,969	12,967,398	17,831,346		605,679		34,777,392

Shares Issued in Connection with Contingent Payments	15,098	15,098	219,824					234,922
Stock Options Exercised	10,250	10,250	120,000					130,250
Stock Based Compensation Awards			45,373					45,373
Unrealized Gain on Securities Available for Sale, Net of Tax of $145,376						282,200		282,200
Cash Dividends				(1,187,668)				(1,187,668)
Net Income				5,265,754				5,265,754

Balance, December 31, 2002	3,398,317	3,398,317	13,352,595	21,909,432	$—	887,879	$—	39,548,223

Shares Issued in Connection with Contingent Payments	32,417	32,417	817,850					850,267
Stock Options Exercised	26,565	26,565	413,619					440,184
Issuance of Restricted Stock	5,000	5,000	125,050		(130,050)			—
Amortization of Unearned Compensation					26,013			26,013
Cashless Exercise of Stock Options							(296,837)	(296,837)
Common Stock Issued in Acquisition	1,571,000	1,571,000	26,870,652					28,441,652
Unrealized Loss on Securities Available for Sale, Net of Tax Benefit of $523						(1,015)		(1,015)
Cash Dividends				(1,847,129)				(1,847,129)
Net Income				8,647,370				8,647,370

Balance, December 31, 2003	5,033,299	$5,033,299	$41,579,766	$28,709,673	$(104,037)	$886,864	$(296,837)	$75,808,728

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2003	2002	2001
Cash Flows from Operating Activities
Net Income	$8,647,370	$5,265,754	$4,342,168
Adjustments to Reconcile Net Income to Net Cash Provided from Operating Activities
Expensing of Stock Options	—	45,373	—
Depreciation	1,330,332	1,083,915	962,321
Amortization and Accretion	465,447	470,361	231,172
Provision for Loan Losses	2,859,143	2,603,133	1,911,929
Deferred Income Taxes	179,350	(456,647)	(389,259)
Securities Gains	(55,484)	(135,802)	(100,596)
(Gain) Loss on Sale of Other Real Estate	538,956	200,393	44,023
Unrealized Loss on Other Real Estate	—	415,103	139,058
(Gain) Loss on Sale of Premises and Equipment	852	(4,750)	26,018
Loss on Sale of Loans	70,979	32,135	—
Change In:
Loans Held for Sale	24,506,245	4,809,517	(27,548,917)
Interest Receivable	(315,384)	66,417	562,113
Prepaid Expenses	(41,381)	(262,425)	(83,533)
Interest Payable	(714,296)	(941,126)	213,343
Accrued Expenses and Accounts Payable	336,294	461,257	878,030
Other	1,054,083	(285,394)	111,781

	38,862,506	13,367,214	(18,700,349)

Cash Flows from Investing Activities
Interest-Bearing Deposits with Other Banks	(137,083)	298,370	(317,366)
Cash Received in Business Acquisition, Net	2,279,981	—	—
Purchase of Investment Securities Available for Sale	(36,395,866)	(16,098,920)	(17,367,367)
Purchase of Investment Securities Held to Maturity	(7,998,533)	(12,693,271)	(9,706,318)
Proceeds from Disposition of Investment Securities
Available for Sale	16,384,787	16,228,118	29,119,443
Held to Maturity	48,918,238	10,093,000	210,000
Purchase of Federal Home Loan Bank Stock, Net	461,900	(80,800)	(1,069,200)
Loans to Customers, Net	(123,223,359)	(61,726,910)	(77,184,484)
Purchase of Software	(530,960)	(819,997)	(185,844)
Purchase of Premises and Equipment, Net of Premises and Equipment Received in Business Acquisition	(1,646,928)	(2,704,286)	(3,688,295)
Proceeds from Disposal of Premises and Equipment	2,200	22,944	132,339
Other Real Estate	2,735,718	371,771	378,075
Debt Collections on Other Real Estate	—	325,642	—
Goodwill Resulting from Contingent Payments	(1,160,456)	(816,698)	—
Investment in Statutory Trust	—	(557,000)	—

	(100,310,361)	(68,158,037)	(79,679,017)

Cash Flows from Financing Activities
Interest-Bearing Customer Deposits	73,933,950	61,637,748	57,759,977
Noninterest-Bearing Customer Deposits	16,169,512	3,930,116	5,727,827
Demand Note to the U.S. Treasury	(1,274,176)	1,027,403	(684,872)
Dividends Paid	(1,847,129)	(1,187,668)	(1,045,620)
Federal Funds Purchased	(3,628,248)	(1,265,008)	4,644,980
Proceeds from Federal Home Loan Bank Notes	472,650,000	320,896,509	322,435,000
Repayments on Federal Home Loan Bank Notes	(478,071,901)	(333,294,300)	(299,975,784)
Obligation Under Capital Lease	—	(29,998)	(57,783)
Proceeds from Issuance of Subordinated Debentures	—	18,557,000	—
Issuance of Common Stock	143,284	130,250	—

	78,075,292	70,402,052	88,803,725

Net Increase (Decrease) in Cash and Cash Equivalents	16,627,437	15,611,229	(9,575,641)

Cash and Cash Equivalents, Beginning	33,267,273	17,656,044	27,231,685

Cash and Cash Equivalents, Ending	$49,894,710	$33,267,273	$17,656,044

The accompanying notes are an integral part of these statements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of Security Bank Corporation (the Company) and its wholly-owned subsidiaries which are: Security Bank of Bibb County (which includes its wholly-owned subsidiary, Fairfield Financial Services, Inc.) located in Macon, Georgia; Security Bank of Houston County located in Perry, Georgia; and Security Bank of Jones County (formerly Bank of Gray) located in Gray, Georgia (the Banks). All significant intercompany accounts have been eliminated. The accounting and reporting policies of Security Bank Corporation and Subsidiaries (SBKC) conform to generally accepted accounting principles and practices utilized in the commercial banking industry.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

In certain instances, amounts reported in prior years’ consolidated financial statements have been reclassified to conform to statement presentations selected for 2003. Such reclassifications had no effect on previously reported stockholders’ equity or net income.

Description of Business

The Banks provide a full range of retail and commercial banking services for consumers and small to medium size businesses primarily in central Georgia. Lending and investing activities are funded primarily by deposits gathered through its retail branch office network. Lending is concentrated in mortgage, commercial and consumer loans to local borrowers. The Banks have a high concentration of real estate loans; however, these loans are well collateralized and, in management’s opinion, do not pose an unacceptable level of credit risk. In addition, the balance of the loan portfolio is sufficiently diversified to avoid significant concentration of credit risk. Although the Banks have a diversified loan portfolio, a substantial portion of borrowers’ ability to honor their contracts is dependent upon the viability of the real estate economic sector.

The success of SBKC is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves. No assurance can be given that the current economic conditions will continue. Adverse changes in the economic conditions in these geographic markets would likely have a material adverse effect on the Company’s results of operations and financial condition. The operating results of SBKC depend primarily on its net interest income. Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.

(1) Summary of Significant Accounting Policies (Continued)

Accounting Policies

The accounting and reporting policies of Security Bank Corporation and its subsidiaries are in accordance with accounting principles generally accepted and conform to general practices within the banking industry. The significant accounting policies followed by SBKC and the methods of applying those policies are summarized hereafter.

Investment Securities

Investment securities are recorded under Statement of Financial Accounting Standards (SFAS) No. 115, whereby the Banks classify their securities as trading, available for sale or held to maturity. Securities that are held principally for resale in the near term are classified as trading. Trading securities are carried at fair value, with realized and unrealized gains and losses included in noninterest income. Securities acquired with both the intent and ability to be held to maturity are classified as held to maturity and reported at amortized cost. All other securities not classified as trading or held to maturity are considered available for sale.

Securities available for sale are reported at estimated fair value. Unrealized gains and losses on securities available for sale are excluded from earnings and are reported, net of deferred taxes, in accumulated other comprehensive income, a component of stockholders’ equity. Gains and losses from sales of securities available for sale are computed using the specific identification method. This caption includes securities, which may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements, or unforeseen changes in market conditions.

Federal Home Loan Bank Stock

Investment in stock of a Federal Home Loan Bank (FHLB) is required for every federally insured institution that utilizes its services. FHLB stock is considered restricted, as defined in SFAS No. 115; accordingly, the provisions of SFAS No. 115 are not applicable to this investment. The FHLB stock is reported in the financial statements at cost. Dividend income is recognized when earned.

Loans Held for Sale

Loans held for sale are reported at the lower of cost or market value on an aggregate loan portfolio basis. Gains or losses realized on the sales of loans are recognized at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold. Gains and losses on sales of loans are included in noninterest income.

(1) Summary of Significant Accounting Policies (Continued)

Loans

Loans that the Company has the ability and intent to hold for the foreseeable future or until maturity are recorded at their principal amount outstanding, net of unearned interest and fees. Interest income on loans is recognized using the effective interest method.

When management believes there is sufficient doubt as to the collectibility of principal or interest on any loan, or generally when loans are 90 days or more past due, the accrual of applicable interest is discontinued and the loan is designated as nonaccrual, unless the loan is well secured and in the process of collection. Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management’s judgment as to the collectibility of principal. Loans are returned to an accrual status when factors indicating doubtful collectability on a timely basis no longer exist.

Impaired loans are recorded under SFAS No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally, represent loans delinquent in excess of 90 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogenous loans are excluded from impaired loans.

Allowance for Loan Losses

The allowance method is used in providing for losses on loans. Accordingly, all loan losses decrease the allowance and all recoveries increase it. The provision for loan losses is based on factors which, in management’s judgment, deserve current recognition in estimating possible loan losses. Such factors considered by management include growth and composition of the loan portfolio, economic conditions and the relationship of the allowance for loan losses to outstanding loans.

An allowance for loan losses is maintained for all impaired loans. Provisions are made for impaired loans upon changes in expected future cash flows or estimated net realizable value of collateral. When determination is made that impaired loans are wholly or partially uncollectible, the uncollectible portion is charged off.

Management believes the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

(1) Summary of Significant Accounting Policies (Continued)

Premises and Equipment

Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:

Description	Life in Years	Method
Banking Premises	39	Straight-Line
Furniture and Equipment	5-25	Straight-Line

Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

Income Taxes

The provision for income taxes is based upon income for financial statement purposes, adjusted for nontaxable income and nondeductible expenses. Deferred income taxes have been provided when different accounting methods have been used in determining income for income tax purposes and for financial reporting purposes. Deferred tax assets and liabilities are recognized based on future tax consequences attributable to differences arising from the financial statement carrying values of assets and liabilities and their tax bases. The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the direct write-off method for tax purposes). In the event of changes in the tax laws, deferred tax assets and liabilities are adjusted in the period of the enactment of those changes, with the effects included in the income tax provision. The Company and its subsidiaries file a consolidated federal income tax return. Each subsidiary pays its proportional share of federal income taxes to the Company based on its taxable income.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statements of income but as a separate component of the equity section of the consolidated balance sheets. Such items are considered components of other comprehensive income. SFAS No. 130, Reporting Comprehensive Income, requires the presentation in the financial statements of net income and all items of other comprehensive income as total comprehensive income.

Other Real Estate

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. An allowance for estimated losses is recorded when a subsequent decline in value occurs.

(1) Summary of Significant Accounting Policies (Continued)

Statement of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, noninterest-bearing amounts due from banks and federal funds sold.

Changes in Accounting Principles and Effects of New Accounting Pronouncements

In November 2002, the Financial Accounting Standards Board (FASB) issued FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (an interpretation of FASB Statements of Financial Accounting Standards Nos. 5, 57 and 107 and rescission of FASB Interpretation No. 34). FIN 45 clarifies the requirements of SFAS No. 5, Accounting for Contingencies, relating to a guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. The initial recognition and initial measurement provisions of FIN 45 are applicable to guarantees issued or modified after December 31, 2002 and the disclosure requirements are applicable to financial statements for periods ending after December 15, 2002. The initial adoption of FIN 45 did not have an impact on the Company’s financial position or results of operations.

FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46) was issued in January 2003 and was revised in December 2003 as FIN 46R. Both interpretations of Accounting Research Bulletin No. 51, Consolidated Financial Statements, address consolidation by business enterprises of variable interest entities that possess certain characteristics. FIN 46 and FIN 46R require that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities and results of the activities of the variable interest entity must be included in the consolidated financial statements with those of the business enterprise. FIN 46 and FIN 46R apply immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. FIN 46 and FIN 46R also apply in the first fiscal year or interim period beginning after December 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. As of December 31, 2003 and 2002, the Company had a variable interest in a securitization trust. This securitization trust is a qualifying special purpose entity which is exempt from the consolidation requirements of FIN 46 and FIN 46R.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effect on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. Finally, SFAS No. 148 also amends Accounting Principles Board (APB) Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in the interim financial information. SBKC adopted the disclosure provisions of SFAS No. 148 effective December 31, 2002.

In May 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 does not have a material impact on the Company’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. The statement requires that an issuer classify financial instruments that are within its scope as a liability. Many of those instruments were classified as equity under previous guidance. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003. Otherwise, it is effective on July 1, 2003. The adoption of SFAS No. 150 does not have a material effect on the Company’s financial position or results of operations.

(1) Summary of Significant Accounting Policies (Continued)

Segment Reporting

Reportable segments are business units which offer different products and services and require different management and marketing strategies. Management of Security Bank Corporation considers that all banking operations are essentially similar within each of its subsidiaries and that there are no reportable operating segments. However, fee income from mortgage loans originated and sold to investors increased significantly with the July 2000 acquisition of Fairfield Financial Services, Inc. (Fairfield). Consolidated noninterest income for the years ended December 31, 2003 and 2002 includes $11,204,735 and $8,953,861, respectively, of Fairfield fee income. Such income may fluctuate significantly with increases or decreases in mortgage rates.

(2) Cash and Balances Due from Depository Institutions

Components of cash and balances due from depository institutions are as follows as of December 31:

	2003	2002
Cash on Hand and Cash Items	$4,535,839	$5,787,572
Noninterest-Bearing Deposits with Other Banks	34,871,871	24,152,701

	$39,407,710	$29,940,273

As of December 31, 2003, the Banks had required deposits of approximately $2,977,000 with the Federal Reserve.

(3) Investment Securities

Investment securities as of December 31, 2003 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Treasury	$819,143	$39,422	$—	$858,565
U.S. Government Agencies
Mortgage Backed	47,770,045	467,496	(185,137)	48,052,404
Other	32,413,014	341,211	(121,392)	32,632,833
State, County and Municipal	15,173,287	810,344	—	15,983,631

	$96,175,489	$1,658,473	$(306,529)	$97,527,433

Securities Held to Maturity
State, County and Municipal	$1,392,111	$73,286	$—	$1,465,397

The amortized cost and fair value of investment securities as of December 31, 2003, by contractual maturity, are presented hereafter. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

(3) Investment Securities (Continued)

	Securities
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in One Year or Less	$4,003,788	$4,101,126
Due After One Year Through Five Years	20,490,848	20,976,167	$1,392,111	$1,465,397
Due After Five Years Through Ten Years	21,801,670	22,181,720
Due After Ten Years	2,109,138	2,216,016

	48,405,444	49,475,029	1,392,111	1,465,397
Mortgage Backed Securities	47,770,045	48,052,404	—	—

	$96,175,489	$97,527,433	$1,392,111	$1,465,397

Investment securities as of December 31, 2002 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Treasury	$2,279,219	$83,504	$—	$2,362,723
U.S. Government Agencies
Mortgage Backed	19,075,517	577,953	(149)	19,653,321
Other	5,806,502	409,402	—	6,215,904
State, County and Municipal	7,688,563	283,636	(9,074)	7,963,125

	$34,849,801	$1,354,495	$(9,223)	$36,195,073

Securities Held to Maturity
U.S. Government Agencies
Other	$12,697,268	$—	$—	$12,697,268
State, County and Municipal	1,398,629	104,163	—	1,502,792

	$14,095,897	$104,163	$—	$14,200,060

Proceeds from sales of investments in debt securities were $0 in 2003, $3,057,898 in 2002, and $6,376,384 in 2001. Gross realized gains on the disposition of investments totaled $84,836, $135,802 and $100,596 in 2003, 2002 and 2001, respectively. Gross realized losses on the disposition of investments totaled $29,352, $0 and $0 in 2003, 2002 and 2001, respectively.

Investment securities having a carrying value approximating $53,963,000 and $44,122,000 as of December 31, 2003 and 2002, respectively, were pledged to secure public deposits and for other purposes.

(4) Loans

The composition of loans as of December 31 are:

	2003	2002
Loans Secured by Real Estate
Construction and Land Development	$267,201,153	$182,947,600
Secured by Farmland (Including Farm Residential and Other Improvements)	3,804,257	3,270,476
Secured by 1-4 Family Residential Properties	107,423,377	55,360,469
Secured by Multifamily (5 or More) Residential Properties	6,036,427	1,149,114
Secured by Nonfarm Nonresidential Properties	213,799,168	132,635,439
Loans to Deposit Institutions	—	20,297
Commercial and Industrial Loans (U.S. Addressees)	62,618,071	42,612,972
Agricultural Loans	1,359,105	1,449,197
Loans to Individuals for Household, Family and Other Personal Expenditures
Credit Cards and Related Plans	734,628	374,960
Other	35,477,599	19,046,403

	$698,453,785	$438,866,927

Loans by interest rate type are:

	2003	2002
Fixed Rate	$401,022,245	$225,527,059
Variable Rate	297,431,540	213,339,868

	$698,453,785	$438,866,927

Nonaccrual loans are loans for which principal and interest are doubtful of collection in accordance with original loan terms and for which accruals of interest have been discontinued due to payment delinquency. Nonaccrual loans totaled $4,153,659 and $4,348,671 as of December 31, 2003 and 2002, respectively, and the total recorded investment in loans past due ninety days or more and still accruing interest totaled approximately $27,000 and $0, respectively. Foregone interest on nonaccrual loans approximated $311,000 in 2003, $379,400 in 2002 and $154,200 in 2001.

Impaired loans included in total loans above as of December 31 are summarized as follows:

	2003	2002
Total Investment in Impaired Loans	$1,171,065	$927,808
Allowance for Impaired Loan Losses	(440,392)	(250,402)

Net Investment	$730,673	$677,406

Average Investment	$1,152,323	$675,971

(5) Allowance for Loan Losses

Transactions in the allowance for loan losses are summarized below for the years ended December 31:

	2003	2002	2001
Balance, Beginning	$5,479,508	$4,098,740	$3,002,536
Provision Charged to Operating Expenses	2,859,143	2,603,133	1,911,929
Loans Charged Off	(2,255,481)	(1,447,079)	(875,440)
Loan Recoveries	435,529	224,714	59,715
Business Combination, Bank of Gray	2,888,722	—	—

Balance, Ending	$9,407,421	$5,479,508	$4,098,740

(6) Derivative Financial Instruments

On July 1, 2003, the Company adopted SFAS No. 149, Amendment of Statements No. 133 on Derivative Instruments and Hedging Activities. This statement requires that all derivatives be recognized as assets or liabilities in the balance sheet and measured at fair value. Loan commitments related to the origination or acquisition of mortgage loans that will be held for sale must be accounted for as derivative instruments.

The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with related fees received from potential borrowers, are to be recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates. The Company has not recorded rate lock commitments as derivative assets or liabilities as of December 31, 2003 as the effects did not have a material effect upon the financial statements.

(7) Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2003	2002
Land	$4,692,763	$3,286,351
Building	10,404,726	7,168,073
Leasehold Improvements	1,078,288	1,049,643
Furniture, Fixtures and Equipment	8,872,334	7,018,163
Construction in Progress	338,344	278,156

	25,386,455	18,800,386
Accumulated Depreciation	(8,273,258)	(5,690,197)

	$17,113,197	$13,110,189

(7) Premises and Equipment (Continued)

Depreciation charged to operations totaled $1,330,332 in 2003, $1,083,915 in 2002 and $962,321 in 2001.

Certain bank facilities are leased under various operating leases. Rental expense was $340,000 in 2003, $398,900 in 2002 and $455,933 in 2001.

Future minimum rental commitments under noncancelable leases are:

Year	Amount
2004	$248,854
2005	215,795
2006	191,295
2007	181,030
2008	171,855
Thereafter	86,212

$1,095,041

(8) Income Taxes

The components of income tax expense for the years ended December 31 are as follows:

	2003	2002	2001
Current Federal Expense	$4,092,823	$3,102,923	$2,617,252
Deferred Federal Expense (Benefit)	179,350	(456,647)	(389,258)

	4,272,173	2,646,276	2,227,994
Current State Tax Expense	666,274	418,783	289,970

	$4,938,447	$3,065,059	$2,517,964

Federal income tax expense of $4,272,173 in 2003, $2,646,276 in 2002 and $2,227,994 in 2001 is less than the income taxes computed by applying the federal statutory rate of 34 percent to income before income taxes. The reasons for the differences are presented hereafter:

	2003	2002	2001
Statutory Federal Income Taxes	$4,619,178	$2,832,476	$2,332,445
Tax-Exempt Interest	(229,330)	(124,833)	(118,511)
Interest Expense Disallowance	11,430	8,171	13,520
Premiums on Officers’ Life Insurance	(7,638)	898	(2,629)
Meal and Entertainment Disallowance	22,733	18,576	12,978
Other	(144,200)	(89,012)	(9,809)

Actual Federal Income Taxes	$4,272,173	$2,646,276	$2,227,994

(8) Income Taxes (Continued)

The components of the net deferred tax asset included in other assets in the accompanying consolidated balance sheets as of December 31 are as follows:

	2003	2002
Deferred Tax Assets
Allowance for Loan Losses	$3,036,613	$1,674,691
Georgia Occupation and License Tax Credits	53,581	53,581
Other Real Estate Owned	1,649	242,465
Deferred Compensation	259,827	52,277
Other	15,427	—
Valuation Allowance for Deferred Tax Assets	(23,286)	(23,286)

	3,343,811	1,999,728

Deferred Tax Liabilities
Premises and Equipment	(611,697)	(417,294)
Securities Accretion	(112,050)	(58,814)
Other	(257,409)	(41,821)

	(981,156)	(517,929)

	2,362,655	1,481,799
Deferred Tax Liability on Unrealized Securities Gains	(465,080)	(457,393)

Net Deferred Tax Asset	$1,897,575	$1,024,406

(9) Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $509,430 and $274,635 as of December 31, 2003 and 2002, respectively.

Components of interest-bearing deposits as of December 31 are as follows:

	2003	2002
Interest-Bearing Demand	$164,313,957	$99,601,540
Savings	16,975,352	9,144,033
Time, $100,000 and Over	164,883,791	81,181,188
Other Time	289,593,527	175,567,114

	$635,766,627	$365,493,875

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, approximated $132,747,000 and $67,967,000 on December 31, 2003 and 2002, respectively.

(9) Deposits (Continued)

As of December 31, 2003, the scheduled maturities of certificates of deposit are as follows:

Year	Amount
2004	$356,846,883
2005	76,901,675
2006	12,505,538
2007	5,980,258
2008 and Thereafter	2,242,964

$454,477,318

Brokered deposits are third-party time deposits placed by or through the assistance of a deposit broker. As of December 31, 2003 and 2002, the Company had $70,501,000 and $36,783,000, respectively, in brokered deposits. The brokered deposits, which are included in Time, $100,000 and Over, were issued at a weighted average rate of 1.83 percent and mature at various times through 2004.

(10) Federal Funds Purchased and Securities Sold Under Agreement to Repurchase

Securities sold under agreement to repurchase mature daily. Mortgage backed securities sold under repurchase agreements are held and segregated by the investment safekeeping agent. Investments are identified as subject to the repurchase agreement and may be substituted by the Banks, subject to agreement by the buyer.

Information concerning securities sold under agreements to repurchase is summarized as follows:

	2003	2002
Average Balance During the Year	$5,203,884	$6,486,392
Average Interest Rate During the Year	.81%	1.60%
Maximum Month-End Balance During the Year	$5,990,273	$8,744,472

Mortgage backed securities underlying the agreements as of December 31 are:

	2003	2002
Carrying Value	$4,861,108	$6,058,606
Estimated Fair Value	4,889,111	6,094,301

(11) Other Borrowed Money

Other borrowed money is comprised of the following as of December 31:

	2003	2002
Advances under the Blanket Agreement for Advances and Security Agreement with the Federal Home Loan Bank (FHLB) have maturities in varying amounts through March 23, 2011 and interest rates ranging from 1.15 percent to 4.55 percent. Residential first mortgage loans and investment securities are pledged as collateral for the FHLB advances. At December 31, 2003, the Company had credit availability totaling $149,820,000. Lending collateral value was $85,414,439, of which $34,322,934 was available.	$51,091,505	$43,250,000

Advances under the Warehouse Line with the FHLB mature January 22, 2004 and have an interest rate of 1.65 percent. Loans held for sale are pledged as collateral for the Warehouse Line. At December 31, 2003, the Company had credit availability totaling $60,000,000, lending collateral value was $7,880,064, of which $6,393,064 was available.	1,487,000	21,250,406

Advances under the line of credit with The Bankers Bank mature March 21, 2015 and have an interest rate of prime minus 100 basis points. All shares of stock owned by the Company in Security Bank of Bibb County, Security Bank of Houston County and Security Bank of Jones County are pledged as collateral on the line of credit. The Company had available line of credit totaling $17,000,000, of which $10,500,000 was available.	6,500,000	—

	$59,078,505	$64,500,406

Maturities of borrowed money for each of the next five years and thereafter are as follows:

Year	Amount
2004	$16,278,505
2005	26,300,000
2006	—
2007	—
2008	—
Thereafter	16,500,000

$59,078,505

(12) Obligation Under Capital Lease

The Banks lease equipment with a lease term through January 30, 2002. The obligation under the capital lease has been recorded in the accompanying consolidated financial statements at the present value of future minimum lease payments, discounted at an interest rate of 5.25 percent. Capitalized cost of $267,917 less accumulated depreciation is included in premises and equipment on the consolidated balance sheets.

(13) Subordinated Debentures (Trust Preferred Securities)

During the fourth quarter of 2002, the Company formed a subsidiary whose sole purpose was to issue $18,000,000 in Trust Preferred Securities through a pool sponsored by FTN Financial Capital Markets. The Trust Preferred Securities have a maturity of 30 years and are redeemable after five years with certain exceptions. At December 31, 2003, the floating-rate securities had a 4.39 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 3.25 percent. The Trust Preferred Securities are recorded as subordinated debentures on the balance sheets, but, subject to certain limitations, qualify as Tier 1 capital for regulatory capital purposes. The proceeds from the offering were used to retire holding company debt and to fund the acquisition of the Bank of Gray (see Note 24).

On December 31, 2003, the Company retroactively implemented FASB Interpretation No. 46R, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51, resulting in the deconsolidation of Security Bank Statutory Trust I. The implementation of this interpretation resulted in SBKC’s $557,000 investment in the common equity of the trust being included in the consolidated balance sheets as other assets and the interest income and interest expense received from and paid to the trust, respectively, being included in the consolidated statements of income as interest income and interest expense. The increase to other interest income and interest expense totaled $25,700 for the year ended December 31, 2003.

(14) 401(k) Savings and Profit Sharing Plan

The Company sponsors a 401(k) Savings Incentive and Profit Sharing Plan. Employees become eligible after having completed one year of service and attaining the age of 21. Employer contributions to the plan include a discretionary matching contribution based on the salary reduction elected by the individual employees and a discretionary amount allocated based on compensation received by eligible participants. Expense under the plan was $846,234 in 2003, $647,723 in 2002 and $430,990 in 2001.

Security Bank of Jones County maintained its own 401(k) retirement plan for its employees through December 31, 2003. Employees are eligible to participate after one year of service and attaining the age of 21. Employees may elect to defer up to 10 percent of their total compensation. At the discretion of the board of directors, the Bank may make matching contributions in an amount to be determined by the board. The Bank’s board of directors voted to match 80 percent of the employee’s contributions up to a maximum of 6 percent of total compensation for the year 2003. Contributions for the seven-month period ended December 31, 2003 were $29,847. The employees of the Bank are eligible for the Company’s 401(k) Savings Incentive and Profit Sharing Plan beginning in 2004.

(15) Commitments and Contingencies

In the normal course of business, certain commitments and contingencies are incurred which are not reflected in the consolidated financial statements. The Banks had commitments under standby letters of credit to U.S. addressees approximating $7,970,000 as of December 31, 2003 and $2,120,000 as of December 31, 2002. Unfulfilled loan commitments as of December 31, 2003 and 2002 approximated $150,796,000 and $76,780,000, respectively. No losses are anticipated as a result of commitments and contingencies.

(16) Stock Option Plans

During 1996, the board of directors of Security Bank Corporation adopted the 1996 incentive stock option plan which authorizes 81,250 shares to be granted to certain officers and key employees. In May 1996, the board of directors granted key officers the right to purchase 81,250 shares of common stock at the price of $9.00, as adjusted for stock splits, representing the market value of the stock at the date of the option grant. Option holders may exercise in accordance with a vesting schedule beginning with 20 percent the first year and increasing 20 percent for each year thereafter such that 100 percent of granted options may be exercised by the end of the fifth year. Unexercised options expire at the end of the tenth year.

In 1999, the board of directors of Security Bank Corporation adopted another incentive stock option plan which authorizes 125,000 shares to be granted to certain officers and key employees. Those officers and key employees are granted the right to purchase shares of common stock at a price representing the market value of the stock at the date of the option grant. In May 1999, 73,500 options were granted at the price of $18.50 per share and an additional 10,000 options were granted at $17.94 per share in September 1999. An additional 25,500 options were granted at $13.00 per share in August 2000 under this same plan. The terms of the 1999 incentive stock option plan are essentially the same as the 1996 incentive stock option plan.

During the first quarter of 2002, the board of directors of Security Bank Corporation adopted a performance based incentive stock option plan. Under this plan 105,000 options were granted in May 2002 at $19.51 per share, 7,500 were granted at $22.80 in November 2002, 5,000 options were granted at $23.50 in December 2002, and an additional 3,500 options were granted at $33.00 in August 2003. The nonforfeitable provisions for these options are two-tiered. Options in the first tier are nonforfeitable over three years based on a 12 percent increase in earnings per share over the base year diluted earnings per share of $1.03 each year. If the maximum diluted earnings per share of $1.45 is reached during the three-year period, the nonforfeitable shares are doubled. Under the second tier, additional shares shall become nonforfeitable for two executive officers based on the same requirements except the diluted earnings per share must increase 15 percent a year to a maximum of $1.57 during the three-year period. The first year of nonforfeiture for this plan is based on the Company’s performance for 2001. One-third of the nonforfeitable options vest on each anniversary of the stock option agreements.

A summary of option transactions follows:

Shares Under Incentive Stock Options
Outstanding, December 31, 2002	274,750
Granted	3,500
Canceled	(4,500)
Exercised	(26,565)

Outstanding, December 31, 2003	247,185

Eligible to be Exercised, December 31, 2003	115,291

(17) Interest Income and Expense

Interest income of $607,647, $382,687 and $359,162 from state, county and municipal bonds was exempt from regular income taxes in 2003, 2002 and 2001, respectively.

Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $3,080,749, $3,201,101, and $4,316,110 for the years ended December 31, 2003, 2002 and 2001, respectively.

(18) Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

	2003	2002	2001
Interest Expense	$13,626,583	$13,050,849	$16,373,025

Income Taxes	$4,636,400	$4,008,615	$2,648,200

Noncash investing activities for the years ended December 31 are as follows:

	2003	2002	2001
Acquisitions of Real Estate Through Foreclosure	$4,948,635	$526,496	$3,045,964

Acquisition, Net of Cash Acquired
Common Stock Issued	$29,361,990	$—	$—
Cash Received, Less Cash Paid	(2,279,981)	—	—
Liabilities Assumed	214,487,707	—	—

Fair Value of Assets Acquired, Including Goodwill	$241,569,716	$—	$—

Goodwill Resulting from Contingent Payment
Common Stock Issued	$850,267	$234,922	$—
Cash Paid	1,160,456	816,698	—

Total Goodwill	$2,010,723	$1,051,620	$—

(19) Earnings Per Share

SFAS No. 128 establishes standards for computing and presenting basic and diluted earnings per share. Basic earnings per share is calculated and presented based on income available to common stockholders divided by the weighted average number of shares outstanding during the reporting periods. Diluted earnings per share reflects the potential dilution of restricted stock and stock options. The following presents earnings per share for the years ended December 31, 2003, 2002 and 2001 under the requirements of Statement 128:

	Income Numerator	Common Shares Denominator	EPS
December 31, 2003

Basic EPS
Income Available to Common Stockholders	$8,647,370	4,362,6383	$1.98

Dilutive Effect of Potential Common Stock
Stock Options and Restricted Stock		134,283

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$8,647,370	4,496,921	$1.92

December 31, 2002

Basic EPS
Income Available to Common Stockholders	$5,265,754	3,389,610	$1.55

Dilutive Effect of Potential Common Stock
Stock Options		66,636

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$5,265,754	3,456,246	$1.52

December 31, 2001

Basic EPS
Income Available to Common Stockholders	$4,342,168	3,372,969	$1.29

Dilutive Effect of Potential Common Stock
Stock Options		3,082

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$4,342,168	3,376,051	$1.29

(19) Earnings Per Share (Continued)

Effective January 1, 2002, the Company adopted the fair value method of recording stock-based compensation contained in SFAS No. 123, Accounting for Stock-Based Compensation, which is considered the preferable accounting method for stock-based employee compensation. Historically the Company had applied the intrinsic value method permitted under SFAS No. 123, as defined in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for stock-based compensation plans. Accordingly, no compensation expense has been recognized for the Company’s stock option plans prior to January 1, 2002. In adopting SFAS 123, the Company is allowed to choose from three alternative transition methods. The Company elected to apply SFAS 123 prospectively to all new awards. Accordingly, stock option expense totaling $45,373 as of December 31, 2002 was recorded to Salaries and Employee Benefits. Stock-based compensation awards granted in previous years will continue to be accounted for under Opinion 25. If compensation expense for these awards were determined on the basis of SFAS 123, net income and earnings per share would have been reduced as shown in the proforma information presented hereafter.

	2003	2002	2001
Net Income
As Reported	$8,647,370	$5,265,754	$4,342,168

Proforma	$8,592,324	$5,159,856	$4,190,270

Basic Earnings Per Share
As Reported	$1.98	$1.55	$1.29

Proforma	$1.97	$1.52	$1.24

Diluted Earnings Per Share
As Reported	$1.92	$1.52	$1.29

Proforma	$1.91	$1.49	$1.24

Proforma information includes only the effects of incentive stock option awards which were granted in May 1996, May 1999, September 1999 and August 2000.

Proforma information is based on utilization of the Black-Scholes option pricing model to estimate the fair value of the options at the grant date. Significant assumptions used are:

Under Incentive Stock Option Plans Established In

	1999		1996
Year Granted	2000	1999	1996
Expected Annual Dividends (As Percent of Stock Price)	2.12%	1.63%	2.11%
Discount Rate-Bond Equivalent Yield	5.44%	6.48%	6.34%
Expected Life	5 Years	5 Years	5 Years
Expected Cumulative Volatility	29.38%	70.95%	86.58%

(20) Related Party Transactions

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Company was $28,749,881 as of December 31, 2003 and $21,441,430 as of December 31, 2002. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is presented hereafter.

	2003	2002
Balance, Beginning	$21,441,430	$21,015,621
New Loans	46,134,941	40,119,012
Repayments	(40,033,928)	(39,693,203)
Business Combination, Bank of Gray	1,207,438	—

Balance, Ending	$28,749,881	$21,441,430

Deposits from related parties held by the Company at December 31, 2003 and 2002 totaled $19,881,000 and $12,000,000, respectively.

Fairfield Financial Services, Inc. originated $2,422,500 in mortgage loans to related parties during 2003. The loans were then sold to a third-party investor before the 2003 year-end.

During 2001, Security Bank of Bibb County purchased land for $736,000 from one director to build the new corporate center. The board of directors unanimously approved the purchase, with the one director involved in the transaction abstaining.

As a result of the purchase of assets of Group Financial Southeast in 2001, Fairfield Financial Services, Inc. leases office space from a director. Payments made under the lease agreements totaled $76,950 and $76,800 as of December 31, 2003 and 2002, respectively.

(21) Financial Information of Security Bank Corporation (Parent Only)

Security Bank Corporation (the parent company) was formed as a one-bank holding company from Security Bank of Bibb County in September 1994. The parent company’s balance sheets as of December 31, 2003 and 2002 and the related statements of income and comprehensive income and cash flows for the years then ended are as follows:

SECURITY BANK CORPORATION (PARENT ONLY)

BALANCE SHEETS

DECEMBER 31

	2003	2002
ASSETS
Cash	$1,122,293	$8,381,296
Bank Premises and Equipment, Net	153,754	178,345
Investment in Subsidiaries, at Equity	99,776,489	49,316,060
Prepaids	51,888	63,240
Trust Preferred Placement Fee, Net	433,750	448,750
Income Tax Benefit	—	81,705
Other	32,591	19,775

Total Assets	$101,570,765	$58,489,171

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Income Tax Payable	$346,689	$72,568
Interest Payable	—	30,874
Other	358,348	280,506

	705,037	383,948

Other Borrowed Money	6,500,000	—

Subordinated Debt	18,557,000	18,557,000

Stockholders’ Equity
Common Stock, Par Value $1 a Share; Authorized 10,000,000 Shares, Issued and Outstanding 5,033,299 and 3,398,317 Shares as of December 31, 2003 and 2002, Respectively	5,033,299	3,398,317
Paid-In Capital	41,579,766	13,352,595
Retained Earnings	28,709,673	21,909,432
Restricted Stock – Unearned Compensation	(104,037)	—
Accumulated Other Comprehensive Income, Net of Tax	886,864	887,879

	76,105,565	39,548,223
Treasury Stock (8,999 shares in 2003), at Cost	(296,837)	—

	75,808,728	39,548,223

Total Liabilities and Stockholders’ Equity	$101,570,765	$58,489,171

(21) Financial Information of Security Bank Corporation (Parent Only) (Continued)

SECURITY BANK CORPORATION (PARENT ONLY)

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31

	2003	2002	2001
Income
Dividends from Subsidiaries	$6,355,699	$427,254	$1,287,522
Interest	—	—	44,120

	6,355,699	427,254	1,331,642

Expenses
Salaries and Employee Benefits	944,668	599,991	—
Occupancy and Equipment	34,553	18,894	—
Interest	913,572	310,204	231,277
Other	739,033	538,402	278,602

	2,631,826	1,467,491	509,879

Income (Loss) Before Taxes and Equity in Undistributed Earnings of Subsidiaries	3,723,873	(1,040,237)	821,763
Income Tax Benefit	960,618	529,725	174,360

Income (Loss) Before Equity in Undistributed Earnings of Subsidiaries	4,684,491	(510,512)	996,123
Equity in Undistributed Earnings of Subsidiaries	3,962,879	5,776,266	3,346,045

Net Income	8,647,370	5,265,754	4,342,168

Other Comprehensive Income, Net of Tax
Gains on Securities Arising During the Year	35,604	371,829	457,645
Reclassification Adjustment	(36,619)	(89,629)	(47,464)

Unrealized Gains (Losses) on Securities	(1,015)	282,200	410,181

Comprehensive Income	$8,646,355	$5,547,954	$4,752,349

(21) Financial Information of Security Bank Corporation (Parent Only) (Continued)

SECURITY BANK CORPORATION (PARENT ONLY)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2003	2002	2001
Cash Flows from Operating Activities
Net Income	$8,647,370	$5,265,754	$4,342,168
Adjustments to Reconcile Net Income to Net Cash Provided (Used) by Operating Activities
Deferred Income Taxes	2,282	4,378	—
Depreciation	29,913	16,607	—
Amortization	41,013	—	—
Stock Option Expense	—	45,373	—
Equity in Undistributed Earnings of Subsidiaries	(3,962,879)	(5,776,266)	(3,346,045)
Gain on Sale of Investments	—	—	(28,680)
Increase in Other	399,108	(337,002)	49,175

	5,156,807	(781,156)	1,016,618

Cash Flows from Investing Activities
Investment in Statutory Trust	—	(557,000)	—
Capital Infusion in Subsidiaries	(2,900,000)	(3,000,000)	(4,000,000)
Purchase of Premises and Equipment	(5,322)	(194,952)	—
Payment for Purchase of Bank of Gray	(15,156,910)	—	—
Proceeds from Disposition of Investment Securities	—	—	816,000

	(18,062,232)	(3,751,952)	(3,184,000)

Cash Flows from Financing Activities
Dividends Paid	(1,847,129)	(1,187,668)	(1,045,620)
Issuance of Common Stock	993,551	365,172	—
Note Payable	6,500,000	(5,999,694)	3,999,694
Subordinated Debt	—	18,557,000	—

	5,646,422	11,734,810	2,954,074

Net Increase (Decrease) in Cash	(7,259,003)	7,201,702	786,692
Cash, Beginning	8,381,296	1,179,594	392,902

Cash, Ending	$1,122,293	$8,381,296	$1,179,594

(22) Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of Security Bank Corporation’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

Cash and Short-Term Investments - For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Investment Securities Available for Sale - Fair values for investment securities are based on quoted market prices.

Loans - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

Loans Held for Sale - The fair value for loans held for sale is determined on the basis of open commitments from independent buyers for committed loans.

Deposit Liabilities - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Standby Letters of Credit - Because standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

(22) Fair Value of Financial Instruments (Continued)

The carrying amount and estimated fair values of the Company’s financial instruments as of December 31 are as follows:

	2003		2002
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in Thousands)
Assets
Cash and Short-Term Investments	$49,895	$49,895	$33,267	$33,267
Interest-Bearing Deposits	532	532	355	355
Investment Securities Available for Sale	97,527	97,527	36,195	36,195
Investment Securities Held to Maturity	1,392	1,465	14,096	14,200
Federal Home Loan Bank Stock	3,935	3,935	3,614	3,614
Loans	698,454	705,950	438,867	447,004
Loans Held for Sale	11,448	11,455	35,955	36,330

Liabilities
Deposits	743,301	745,553	440,595	443,255
Borrowed Money	67,428	68,404	77,753	79,409
Subordinated Debentures	18,557	18,557	18,557	18,557

Unrecognized Financial Instruments
Standby Letters of Credit	—	7,970	—	2,120
Unfulfilled Loan Commitments	—	150,796	—	76,780

(22) Fair Value of Financial Instruments (Continued)

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, brokerage network, deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(23) Regulatory Capital Matters

The amount of dividends payable to the parent company from the subsidiary banks is limited by various banking regulatory agencies. Upon approval by regulatory authorities, the bank may pay cash dividends to the parent company in excess of regulatory limitations.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 2003, the Company meets all capital adequacy requirements to which it is subject and is classified as well capitalized under the regulatory framework for prompt corrective action. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution’s category.

(23) Regulatory Capital Matters (Continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2003 (In Thousands)
Total Capital to Risk-Weighted Assets	$76,908	10.33%	$59,561	8.00%	$74,451	10.00%
Tier I Capital to Risk-Weighted Assets	66,545	8.93	29,807	4.00	44,711	6.00
Tier I Capital to Average Assets	66,545	7.85	33,908	4.00	42,385	5.00
As of December 31, 2002 (In Thousands)
Total Capital to Risk-Weighted Assets	60,239	12.60	38,247	8.00	47,809	10.00
Tier I Capital to Risk-Weighted Assets	49,013	10.25	20,087	4.00	30,131	6.00
Tier I Capital to Average Assets	49,013	8.94	21,930	4.00	27,412	5.00

Capital ratios for each of the Company’s subsidiaries are as follows:

	Security Bank of Bibb County December 31		Security Bank of Houston County December 31		Security Bank of Jones County December 31 2003
	2003	2002	2003	2002
Total Risk Based Capital Ratio	10.46%	10.33%	10.47%	10.93%	13.30%
Tier 1 Capital Ratio	9.26	9.25	9.29	9.77	12.05
Tier 1 Capital to Average Assets	8.93	7.91	8.35	7.78	8.28

(24) Business Combinations

On July 31, 2000, Security Bank of Bibb County purchased the assets of Group Financial Southeast (dba Fairfield Financial) in a business combination accounted for as a purchase. The assets were placed in a newly formed subsidiary of Security Bank of Bibb County incorporated as Fairfield Financial Services, Inc. Fairfield Financial is primarily engaged in residential real estate mortgage lending in the state of Georgia. The results of operations of Fairfield Financial since the date of acquisition are included in the accompanying consolidated financial statements. The initial purchase price approximated $1.4 million, which consists of approximately $1.0 million in cash and 32,345 shares of Security Bank Corporation stock valued at $388,140 at closing. The initial cost of the acquisition exceeded the fair value of the assets of Fairfield Financial by $988,000. The excess is recorded as goodwill and was amortized on the straight-line method over 10 years through December 31, 2001. As a result of the issuance of SFAS No. 142, the goodwill is no longer amortized but is reviewed annually for impairment.

The Asset Purchase Agreement provides for additional contingent payments of purchase price for years ending December 31, 2002 through 2005 based on the earnings of Fairfield Financial Services, Inc. The additional payments, if any, are to be payable in cash and stock. Cash payments for 2003 will equate to 40 percent of Fairfield Financial Services, Inc.’s earnings for the year. Stock payments for 2003 will be based on 60 percent of 2003 earnings utilizing a specific formula for determining number of shares. The number of shares issued during any year cannot exceed 75,000. The maximum number of shares under the agreement cannot exceed 300,000 for years 2002-2005. All additional payments of cash and stock will be charged to goodwill. If Fairfield Financial sustains losses, no additional purchase price payments are due. The contingent payment due in 2004 as a result of 2003 earnings is a combination of cash and stock approximating $3,650,000.

On October 25, 2002 Security Bank Corporation executed a definitive agreement to acquire all outstanding shares of the Bank of Gray located in Gray (Jones County), Georgia. The stockholders of the Bank of Gray received $15,000,000 in cash and 1,571,000 common shares of the Company in a business combination accounted for as a purchase. The merger was approved at the Company’s annual meeting on May 29, 2003 and closed on May 30, 2003. Results of operations for the Bank of Gray are included in the consolidated financial statements since that date. The acquisition was made for the purpose of increasing the Company’s market share in the Middle Georgia area.

The excess of the purchase price over book value has been allocated to the fair value of premises and equipment, the fair value of deposits and core deposits intangibles in the amounts of $1,168,000, $2,044,983 and $855,809, respectively. During 2003, $397,636 of the deposit premium was accreted to interest expense. The Company amortized $10,306 of the premises and equipment premium and $99,844 of the core deposit intangibles in 2003. Goodwill of $20,964,250 was recorded as a result of this acquisition. The goodwill will not be deductible for tax purposes.

Following is a condensed balance sheet showing fair values of the assets acquired and the liabilities assumed as of the date of acquisition:

(24) Business Combinations (Continued)

Cash, Due from Bank and Federal Funds Sold	$17,319,124
Investment Securities	72,516,776
Loans, Net	139,530,148
Premises and Equipment	3,699,770
Core Deposit Intangible	855,809
Goodwill Arising in the Acquisition	20,964,250
Other Assets	3,963,820
Deposits	(212,999,994)
Other Liabilities	(1,487,713)

$44,361,990

Following are proforma amounts assuming that the acquisition was made on January 1, 2002:

	December 31
	2003	2002
Interest Income	$48,556,160	$47,585,520
Net Income	9,588,481	8,623,231
Earnings Per Share
Basic	$1.92	$1.74
Diluted	1.87	1.71

(25) Deferred Compensation Plan

Security Bank of Houston County maintains a deferred compensation plan under which certain officers may elect to defer, until termination, retirement, death or unforeseeable emergency a portion of current compensation. The plan is created in accordance with Internal Revenue Code Section 457. Interest is paid on such deferrals at a rate that is determined annually. The participants are general creditors of the Bank with respect to amounts deferred and interest additions. As of December 31, 2003, 2002 and 2001, the liability under this plan totaled $175,579, $153,756 and $136,196, respectively.

Security Bank of Jones County maintains a deferred compensation plan covering certain members of management through individual deferred compensation contracts. In accordance with the terms of the contracts, the Bank is committed to pay the individuals deferred compensation over a period of 15 years, beginning at age 65. In the event of the individual’s death before age 65, a lump sum payment is made to the individual’s beneficiary within 60 days of the date of death.

The contracts were initially funded through the purchase of life insurance with immediate cash value vesting in the amount of $885,783, which is included in other assets. The cash value of the life insurance contracts totaled $1,072,875 as of December 31, 2003.

Liabilities accrued under the plan totaled $588,619 as of December 31, 2003. No benefits have been paid as of December 31, 2003.

(26) Restricted Stock-Unearned Compensation

In 2003, the board of directors of Security Bank Corporation adopted a restricted stock grant plan which awards certain executive officers common shares of the Company. The maximum number of shares which may be subject to restricted stock awards is 5,000. During 2003, all 5,000 shares were issued under this plan. The shares are recorded at fair market value (on the date granted) as a separate component of stockholders’ equity. The cost of these shares is being amortized against earnings using the straight-line method over five years (the restriction period).